EXHIBIT 99.01

FOR IMMEDIATE RELEASE

For more information contact:
Mark C. Brown, Senior Vice President and Chief Financial Officer (703) 247-2514
Sonya Udler, Vice President, Corporate Communications (703) 247-2517 sonya.udler@strayer.edu

STRAYER EDUCATION, INC. REPORTS RECORD
FIRST QUARTER 2005 REVENUES AND EARNINGS

— Strayer First Quarter Revenues Up 22% —
— Strayer First Quarter Diluted EPS of $0.94, Up 24% —
— Strayer Spring 2005 Total Enrollments Up 15% —
— Greensboro, NC and Columbia, SC Campuses To Be Opened for Summer Term —

ARLINGTON, Va., May 4, 2005 — Strayer Education, Inc. (Nasdaq: STRA) today announced financial results for the three months ended March 31, 2005. Financial highlights are as follows:

Three Months Ended March 31

•	Revenues for the three months ended March 31, 2005 increased 22% to $56.2 million, compared to $46.1 million for the same period in 2004, due to increased enrollment and a 5% tuition increase which commenced in January 2005.

•	Income from operations rose 21% to $22.5 million from $18.5 million for the same period in 2004. Operating income margin was 40% for the three months ended March 31, 2004 and 2005.

•	Net income rose 23% to $14.1 million compared to $11.5 million for the same period in 2004. Earnings per diluted share rose 24% to $0.94 compared to $0.76 for the same period in 2004. Diluted weighted average shares outstanding decreased to 14,950,000 from 15,091,000 for the same period in 2004.

Balance Sheet and Cash Flow

At March 31, 2005, the Company had cash, cash equivalents and marketable securities (a diversified, no load, short-term, tax exempt bond fund) of $135.5 million and no debt. The Company generated $19.3 million from operating activities in the first quarter of 2005. Capital expenditures were $3.1 million for the same period.

During the three months ended March 31, 2005, the Company spent $3.0 million for the repurchase of 27,500 shares of common stock at an average price of $109 per share as part of a previously announced common stock repurchase authorization. The Company's remaining authorization for common stock repurchases was $22 million at March 31, 2005.

For the first quarter 2005, bad debt expense as a percentage of revenue was 2.2% compared to 1.5% for the same period in 2004. Days sales outstanding, adjusted to exclude tuition receivable related to future quarters, was nine days at the end of the first quarter of 2005, unchanged from the same period in 2004.

Student Enrollment

Enrollment at Strayer University for the 2005 spring term increased 15% to 23,733 students compared to 20,681 for the same term in 2004. For the 2005 spring term, as compared to the 2004 spring term, Strayer University's rate of growth of continuing students was 18%, and its rate of growth of new students was 0%.

Out-of-area online students increased 42%, while students taking 100% of their classes at Strayer University Online (including campus based students) increased 26%. The total number of students taking any courses online (including students at brick and mortar campuses taking at least one online course) in the 2005 spring term is 15,246.

Student Enrollment

	Spring 2004	Spring 2005	% Change
Campus Based Students:
New Campuses (15 in operation 3 or less years)
Classroom	1,213	2,100	73%
Online	1,565	2,667	70%
Total New Campus Students	2,778	4,767	72%
Mature Campuses (17 in operation 4 or more years)
Classroom	9,581	9,167	−4%
Online	6,486	7,194	11%
Total Mature Campus Students	16,067	16,361	2%
Total Campus Based Students	18,845	21,128	12%
Online Based Students (out of area)	1,836	2,605	42%
Total Students	20,681	23,733	15%
Total Students Taking 100% of Courses Online	9,887	12,466	26%
Total Students Taking at Least 1 Course Online	12,109	15,246	26%

New Campus Openings

The Company reported today that it has opened two new campuses for the 2005 summer term – one in Greensboro, North Carolina and one in Columbia, South Carolina. These new campuses increase the total number of Strayer University campuses to 34.

Senior Management Addition

Lawrence M. Gudis, formerly Senior Vice President at Apollo Group, Inc., has joined the senior management team at Strayer Education, Inc. as Senior Vice President - Operations. Mr. Gudis brings over 20 years of experience in the education space, including 19 years at Apollo Group, the holding company for the University of Phoenix.

"In the first quarter, we were pleased both with our financial performance and the fact that we were able to successfully open two new campuses in the Tampa, Florida market," said Robert Silberman, Chairman and CEO of Strayer Education, Inc. "We now look forward to the addition of two more new campuses in our Carolina region for the summer term, and we are very pleased to welcome Larry Gudis to Strayer's senior management team. His experience and vision will serve as a strong asset to the University and to the students we serve."

Common Stock Cash Dividend

The Company announced today that its Board of Directors has declared a quarterly common stock cash dividend of $0.125 per share. This dividend will be paid on June 10, 2005 to shareholders of record as of May 27, 2005.

Business Outlook

Based on the enrollment growth announced for the 2005 spring term and the planned investments in opening our new markets, the Company estimates second quarter 2005 diluted EPS will be in the range of $0.82 - $0.84.

Stock Option Activity

In the first quarter 2005, the Company granted 227,083 additional stock options to certain senior officers and managers. These options had an exercise price of $107.28 per share (the fair market value on the date of the grant), vest in four years, and expire eight years from the date of grant.

The Company uses the intrinsic-value-based method of accounting for its stock option plan. Under this method, compensation expense is the excess, if any, of the quoted market price of the stock at grant date over the amount an employee must pay to acquire the stock. Had compensation expense been determined based on the fair value of the options at grant dates computed by the Black-Scholes methodology, the Company estimates net income and diluted net income per share would have been $13.6 million and $0.91 per share, respectively, for the quarter ended March 31, 2005.

The following assumptions were used to estimate fair value as of the date of grant using the Black-Scholes option pricing model:

	2004	2005
Dividend yield	0.24%	0.48%
Risk-free interest rates	3.4%	3.8%
Volatility	36%	34%
Expected option term (years)	6.1	6.1
Weighted average fair value of options granted during the year	$47.33	$41.18

Calculation of Total Potential Share Issuance

Shares used to compute diluted earnings per share include common shares issued and outstanding and potentially dilutive common stock equivalent shares outstanding. Our total current and potential common shares outstanding as of March 31, 2005 are as follows (in thousands):

Current
Common shares issued and outstanding at 3/31/05	14,642
Issued stock options using Treasury Stock Method	289
Total current	14,931
Potential
Total issued stock options, less options accounted for using the Treasury Stock Method above	793
Authorized but unissued options	49	(a)
Total potential	842
Total current and potential common shares	15,773

(a)	Excludes authorization of 500,000 additional shares for future issuance approved by the shareholders on May 3, 2005.

Conference Call with Management

Strayer Education, Inc. will host a conference call to discuss its first quarter 2005 earnings on May 4, 2005 at 10:00 a.m. ET. To participate on the live call, investors should dial (800) 289-0468 10 minutes prior to the start time. In addition, the call will be available via live Webcast over the Internet. To access the live Webcast of the conference call, please go to www.strayereducation.com 15 minutes prior to the start time of the call to register. An archived replay of the conference call will be available at (888) 203-1112 (pass code 333266) starting at 1:00 p.m. ET today and will be available through Monday, May 9, and archived at www.strayereducation.com for 90 days.

Strayer Education, Inc. (Nasdaq: STRA) is an education services holding company that owns Strayer University and certain other assets. Strayer's mission is to make higher education achievable and convenient for working adults in today's economy. Strayer University is a proprietary institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, information technology, education, and public administration to more than 23,000 working adult students at 34 campuses in 8 states and Washington, D.C. in the eastern United States and worldwide via the Internet through Strayer University Online. Strayer University is committed to providing an education that prepares working adult students for advancement in their careers and professional lives. Founded in 1892, Strayer University is accredited by the Middle States Commission on Higher Education.

For more information on Strayer Education, Inc. visit www.strayereducation.com and for Strayer University visit www.strayer.edu.

This press release contains statements that are forward looking and are made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 "(Reform Act)". The statements are based on the Company's current expectations and are subject to a number of uncertainties and risks. In connection with the Safe Harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company's actual results to differ materially. The uncertainties and risks include the pace of growth of student enrollment, our continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as regional accreditation standards and state and regional regulatory requirements, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks associated with the acquisition of existing educational institutions, risks relating to the timing of regulatory approvals, our ability to implement our growth strategy, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company's annual report on Form 10-K and its other filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. We undertake no obligation to update or revise forward looking statements.

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	For the three months ended March 31,
	2004	2005
Revenues	$46,106	$56,153
Costs and expenses:
Instruction and educational support	15,191	18,459
Selling and promotion	6,084	8,663
General and administration	6,319	6,543
Total costs and expenses	27,594	33,665
Income from operations	18,512	22,488
Operating income margin	40.2%	40.0%
Investment and other income	318	610
Income before income taxes	18,830	23,098
Provision for income taxes	7,362	9,007
Net income	11,468	14,091
Preferred stock dividends and accretion	1,110	—
Net income available to common stockholders	$10,358	$14,091
Net income per share:
Basic	$0.92	$0.96
Diluted	$0.76	$0.94
Weighted average shares outstanding:
Basic	11,304	14,661
Diluted	15,091	14,950

STRAYER EDUCATION, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	At December 31, 2004	At March 31, 2005
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$97,004	$109,884
Marketable securities available for sale, at fair value	25,753	25,621
Tuition receivable, net of allowances for doubtful accounts	41,669	45,420
Student loans receivable – held for sale	29	7
Other current assets	3,679	3,724
Total current assets	168,134	184,656
Property and equipment, net	41,137	42,717
Restricted cash	500	500
Other assets	343	343
Total assets	$210,114	$228,216
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,971	$7,238
Accrued expenses	2,318	929
Income taxes payable	6,060	9,240
Unearned tuition	42,059	47,215
Total current liabilities	55,408	64,622
Deferred income taxes	1,077	802
Long-term liabilities	4,707	4,686
Total liabilities	61,192	70,110
Commitments and contingencies
Stockholders' equity:
Common stock, par value $.01; 20,000,000 shares authorized; 14,669,487 and 14,641,955 shares issued and outstanding at December 31, 2004 and March 31, 2005, respectively	147	147
Additional paid-in capital	140,943	137,952
Retained earnings	7,983	20,240
Accumulated other comprehensive income (loss)	(151)	(233)
Total stockholders' equity	148,922	158,106
Total liabilities and stockholders' equity	$210,114	$228,216

STRAYER EDUCATION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the three months ended March 31,
	2004	2005
Cash flow from operating activities:
Net income	$11,468	$14,091
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred rent	135	(7)
Depreciation and amortization	1,242	1,501
Provision for student loan losses	(35)	(21)
Deferred income taxes	(18)	(49)
Changes in assets and liabilities:
Tuition receivable, net	(5,742)	(3,751)
Other current assets	(732)	(682)
Other assets	10	—
Accounts payable	(509)	778
Accrued expenses	(777)	(1,389)
Income taxes payable	4,177	2,857
Unearned tuition	6,477	5,156
Deferred lease incentives	—	800
Student loans originated	(439)	(336)
Collections on student loans receivable and held for sale	554	365
Net cash provided by operating activities	15,811	19,313
Cash flows from investing activities:
Purchases of property and equipment	(2,151)	(1,608)
Net cash used in investing activities	(2,151)	(1,608)
Cash flows from financing activities:
Common dividends paid	(695)	(1,834)
Preferred dividends paid	(1,332)	—
Proceeds from exercise of stock options	4,243	—
Repurchase of common stock	—	(2,991)
Net cash provided by (used in) financing activities	2,216	(4,825)
Net increase in cash and cash equivalents	15,876	12,880
Cash and cash equivalents – beginning of period	82,089	97,004
Cash and cash equivalents – end of period	$97,965	$109,884
Non-cash transactions:
Purchases of property and equipment included in accounts payable	$129	$1,489